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EXHIBIT 8

                                WEED & CO. L.P.
              CAPITAL FORMATION o BUSINESS STRATEGY o LEGAL AFFAIRS

        4695 MACARTHUR COURT, SUITE 530, NEWPORT BEACH, CALIFORNIA 92660
               TELEPHONE (949) 475-9086 FACSIMILE (949) 475-9087
                      EMAIL: SPECIALPROJECTCOUNSEL@MSN.COM

WRITER'S DIRECT NUMBER
   (949) 475-9086


                               September 10, 2001



Board of Directors
Senior Care Industries, Inc.
410 Broadway, 2nd Floor
Laguna Beach, CA 92651

Telephone 949.637.2503
Facsimile 888.505.2266

         RE: Opinion of Counsel in Connection with the Exchange Offer of Preferred Stock for Common Stock

Greetings:

         We have acted as special counsel to Senior Care Industries, Inc., a Nevada corporation ("SENC"), in connection with the offering of 450,000 shares of Series G Convertible Preferred Stock (the "Series G") to owners of SENC common stock (the "Exchange Offer").

         In rendering this opinion, we have reviewed the Exchange Offer and other documents as we have deemed necessary and appropriate. We have relied upon the truth and accuracy at all relevant times of the facts, statements, covenants, representations and warranties contained in the Exchange Offer, the Registration Statement on Form S-4/Amendment No. 1 (with all amendments thereto, the "Registration Statement") filed with the Securities and Exchange Commission and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for the purposes of our opinion. In addition, we have assumed that the Exchange Offer will be consummated in the manner contemplated by the Prospectus that is a part of the Registration Statement and in accordance with the provisions of the Exchange Offer. We have also assumed the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof.

         Based on the foregoing and subject to the assumptions set forth herein, it is our opinion that the Exchange Offer will be treated for federal income tax purposes as "tax free" to SENC and its stockholders. It is also our opinion that the discussion under the heading "Federal Income Tax Consequences" in the Prospectus, to the extent that it constitutes matters of law, comprises a fair and accurate summary of the material United States federal income tax consequences of the Exchange Offer under federal law.

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WEED & CO. L.P.


         Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis would not adversely affect the accuracy of the conclusions stated herein. We undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws. Furthermore, in the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion may be adversely affected and may not be relied upon.

         This opinion addresses only the matter described above, and does not address any other federal, state, local or foreign tax consequences that may result from the exchange or any other transaction undertaken in connection with the Exchange Offer.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Federal Income Tax Consequences" in the Prospectus. We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.


                                Very truly yours,


                                /s/ Richard O. Weed, Esq.

                                Richard O. Weed, Esq.
                                Managing Director/Special Projects